SCHEDULE 14A INFORMATION PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[  ] Preliminary Proxy Statement

[  ] Confidential, For Use of the
Commission Only (as permitted by Rule 14a-
6(e)(2))

[  ] Definitive Proxy Statement

[ X ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Sec.
240.14a-11(c) or
Sec. 240.14a-12

WARWICK VALLEY TELEPHONE
COMPANY, INC.
-------------------------------------------
----------------
(Name of Registrant as Specified in its
Charter)


Lawrence J. Goldstein, Santa Monica
Partners L.P.,
and SMP Asset Management, LLC,
-------------------------------------------
----------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

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"2006 Our 25th Year"

SANTA MONICA PARTNERS, L.P.

1865 Palmer Avenue
Larchmont   New York   10538

Tel. 914.833.0875     Fax 914.833.1068

www.smplp.com

FOR IMMEDIATE RELEASE

CONTACT:
Rooney & Associates Communications
Terry Rooney
(212) 223-0689
trooney@rooneyco.com
Chenoa Taitt
(212) 223-0682
ctaitt@rooneyco.com

SANTA MONICA PARTNERS WINS SHAREHOLDER
INJUNCTION AGAINST MANAGEMENT OF WARWICK
VALLEY TELEPHONE COMPANY

Investment Firm Will Move Forward with
Proxy Contest
For Board Representation

Larchmont, N.Y., April 27, 2006 -- Santa
Monica Partners L.P., an investment firm established in 1982 and its principal, Lawrence J. Goldstein, today announced that a State Supreme Court of New York ruled in favor of their shareholder injunction to enjoin Warwick Valley Telephone Company
(NASDAQ:WWVY) from misusing an Advance
Notice By-law to attempt to prevent Santa
Monica from nominating - - and Warwick
shareholders from voting for - - candidates for two seats on the board of directors.
Warwick?s board has a total of nine
director seats.

As a result of the ruling, Santa Monica?s nomination of the former President and CEO of Warwick Valley Telephone, Mr. M. Lynn
Pike, and Mr. Peter Saulnier, the former
Senior Vice President and CFO of Country
Road Communications, for the vacant board seats will proceed, and Warwick shareholders will be able to vote in a true election.

?We?re extremely pleased that the Court
ruled in favor of corporate democracy
recognizing Warwick management?s actions as unreasonable, unfair and inequitable. This is a victory for all Warwick shareholders as now we?re empowered to play an active role in nominating and voting for independent Board members,? commented
Lawrence J. Goldstein, Principal and
Founder of Santa Monica Partners. ?With
this in mind, I encourage Warwick?s
shareholders to immediately vote ?FOR? our nominees as directed below:

SHAREHOLDERS MUST OBTAIN THEIR ?OPPOSITION
PROXY CONTROL NUMBER? BY CALLING THEIR
BROKER WHO HOLDS THEIR WARWICK SHARES.
THIS IS A 12 DIGIT NUMBER.  SUBSEQUENTLY,
CALL ADP AT
1-800-454-8683 AND FOLLOW THE PROMPTS TO
VOTE ?FOR? M. LYNN PIKE AND MR. PETER
SAULNIER AND ?FOR? PROPOSITION NUMBER 4.

SANTA MONICA ALSO SUGGESTS VOTING:
?AGAINST? WARWICK?S NOMINEES IN ORDER TO
SEND A MESSAGE TO THE BOARD THAT
SHAREHOLDERS ARE NOT HAPPY WITH THEIR
ACTIONS.

WHEN CONTACTING ADP, SHAREHOLDERS MUST USE
THEIR CONTROL NUMBER OBTAINED FROM THEIR
BROKER OR THE CONTROL NUMBER WHICH APPEARS
ON THE GREEN ADP BALLOT CARD.

SHAREHOLDERS MAY ALSO VOTE AT ADP?S WEBSITE
WWW.PROXYVOTE.COM

It is to shareholder?s benefit to drive
change at Warwick, whose management is
reluctant to take on initiatives that
support its shareholders.?

Separately, a shareholder proposal,
submitted by Santa Monica, calls for
shareholders to vote for a substantial
increase of Warwick?s annual dividend.
 Given Warwick?s considerable cash
position, an increased annual dividend
payment would not jeopardize the Company?s financial stability and would be beneficial to shareholders.

Shareholders have only ONE more day in
which to cast their vote by telephone to ADP. Votes for Board of Directors and the increased dividend will be counted at the Annual Meeting of Shareholders, April 28,
2006 at 2 PM in Goshen, NY.

Mr. Goldstein, a champion of shareholder rights and shareholder value enhancement, has been campaigning for Warwick?s Board of Directors to take steps to enhance shareholder value. According to Mr.
Goldstein, the cash generated from
Warwick?s 7.5% passive investment in the Orange County Cellular Partnership (OCP) is being squandered at the expense of shareholders. Based on the extraordinary profitability and growth of the Orange
County Cellular Partnership (a passive
investment not managed by Warwick), there is ample excess cash being generated by the OCP to substantially increase the dividend.

Santa Monica Partners L.P.
Santa Monica Partners is an Investment
Partnership based in Larchmont, New York with $93 million in assets under management and more than $166 million firm wide.
Santa Monica Partners has a history of
adopting a shareholder activist posture
when company managements are perceived as failing to realize full value for shareholders. Santa Monica Partners is the beneficial owner of 114,689 shares of Warwick. Mr. Goldstein, as Santa Monica?s principal executive, is the beneficial owner of these shares, and is also the beneficial owner of an additional 16,200
Warwick shares. Santa Monica Partners and
Mr. Goldstein own more shares of Warwick than Warwick?s 12 officers and directors collectively.

Shareholders are advised to read the
definitive proxy statement that Santa
Monica has filed with the SEC (WWW.SEC.GOV) because it contains important information.

Shareholders and other interested parties may obtain, free of charge, copies of Santa
Monica?s definitive proxy statement and
other related documents filed by the fund at the SEC?s website (http://www.sec.gov/).